Revised Employment Agreement

This revised employment agreement (the “Revised Agreement”) is made as of March 6th, 2007, by and between Lighting Science Group Corporation, a Delaware corporation (the “Company”) and Robert Warshauer, an individual, resident of New York (the “Executive”).

Recitals

A.	Prior to the date of this agreement, Executive was President of the Company and a member of the Board of Directors.
B.
The Company is closing on a new financing transaction, and as part of that transaction the Company requires Executive to revise the terms of his employment and resign his position as a member of the Board of Directors.

C.
The Company wishes to modify and supercede Executive’s Original Employment Agreement, dated March 7, 2006 (the “Original Employment Agreement”), and have Executive continue in the employ of the Company and Executive wishes to continue his employment with the Company.

Agreement

In Consideration of the mutual premises herein set forth, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties have agreed as follows:

1.	Executive shall remain an employee of the Company through December 31, 2007, at an annual salary of $1 per year.
2.	Executive shall resign his position as President of the Company and as a member of the Board of Directors, effective on closing of the new financing transaction.
3.	Company shall continue to provide, at no cost to Executive, full health and medical benefits, on the same terms as provided in Executive’s Original Employment Agreement, through December 31, 2007.
4.
The Lighting Science Group Corporation 2005 Equity Based Compensation Plan Employee Incentive Stock Option Agreement, dated March 7, 2006 (the “March 7, 2006 Options Grant”), including amendments, shall remain in full force and effect in accordance with its terms.

5.
Company shall vest Executive in the March 7, 2006 Options Grant tranche, that vests on the first anniversary of Executive’s employment (March 7, 2007), for the purchase of 333,333 shares of the Company’s common stock at a per share exercise price of $0.30 per share, the fair market value on the date of original grant. Executive shall have a total of 1,333,333 fully vested options at an exercise price of $0.30 per share.

6.
Executive shall have the right, in accordance with the March 7, 2006 Options Agreement, to exercise the options for a period of 3 months following the end of this Revised Employment Agreement, March 31, 2008.

In witness whereof, the parties have executed this Agreement as of the date first above written

Lighting Science Group Corporation

By: _________________________
Name: Ron Lusk
Title: Chairman and CEO

By: _________________________
Name: Robert Warshauer